Filed Pursuant to Rule 424(b)(3)
Registration No. 333-191106

HINES GLOBAL REIT II, INC.
SUPPLEMENT NO. 1 DATED MAY 13, 2015
TO THE PROSPECTUS DATED APRIL 30, 2015

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Hines Global REIT II, Inc. (“Hines Global II”), dated April 30, 2015 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purposes of this Supplement are as follows:

A. to update disclosure in the "Management" section of the Prospectus;

B. to update disclosure in the "Prior Performance" section of the Prospectus; and

C. to update Appendix B-2 to the Prospectus.

A. Update to the Management Section

The paragraph under the table found on page 93 of the Prospectus is hereby updated and replaced with the following:

Hines also has extensive experience in disposition services. During the 10 years ended December 31, 2014, Hines sponsored 23 privately-offered programs in which Hines co-invested with various third-party institutional and other third-party investors, two other publicly-offered real estate investment programs, Hines REIT and Hines Global I, and one publicly-offered business development company, HMS. During this period, these funds disposed of 134 investments. The aggregate sales price of such underlying properties was approximately $14.0 billion and the aggregate original cost was approximately $10.0 billion. 84 of these properties were located outside of the United States, which had an aggregate sales price of approximately $6.3 billion and an aggregate cost of approximately $3.4 billion.

B. Update to the Prior Performance Section

The Prior Performance section that begins on 145 of the Prospectus is hereby deleted in its entirety and replaced with the following:

PRIOR PERFORMANCE

The information presented in this section represents the historical experience of real estate programs managed by Hines and its affiliates. The following summary is qualified in its entirety by reference to the prior performance tables, which can be found in Appendix A of this prospectus.
Other than Hines REIT and Hines Global I, Hines’ previous programs were conducted through private entities not subject to similar up-front commissions, fees and expenses associated with this offering or all of the laws and regulations governing Hines Global II. Investors in Hines Global II should not assume that the prior performance of Hines or its affiliates or programs will be indicative of Hines Global II’s future performance. Please see “Risk Factors—Risks Related to Our Business in General—We are different in some respects from other investment vehicles sponsored by Hines, and therefore the past performance of such investments may not be indicative of our future results and Hines has limited experience in acquiring and operating certain types of real estate investments that we may acquire.” We have omitted from the discussion information regarding the prior performance of entities for which an institutional investor engaged a Hines-sponsored investment advisor if the investor had the power to reject the real estate acquisitions proposed by the Hines-sponsored investment advisor. Such entities are not considered “programs” as that term is used in this prospectus.
Prior Programs
Hines has employed a range of investment strategies to pursue property real estate investment opportunities in the United States and internationally. During the 10 years ended December 31, 2014, Hines sponsored 23 privately-offered programs in which Hines co-invested with various third-party institutional and other third-party investors, and two publicly-offered investment programs, Hines REIT and Hines Global I, which we collectively refer to as the Prior Programs.
The prior performance tables included in Appendix A to this prospectus set forth information as of the dates indicated regarding certain of the Prior Programs as to: (i) experience in raising and investing funds (Table I); (ii) compensation to sponsor (Table II); (iii) operating results of Prior Programs (Table III); and (v) sales or disposals of properties (Table V). Results of Completed Programs (Table IV) has been omitted because the Prior Programs sponsored by Hines had not completed their operations and sold all of their properties during the five years ended December 31, 2014.
Summary Information
Capital Raising
The total amount of funds raised from investors in the Prior Programs during the 10 years ended December 31, 2014 was approximately $16.2 billion. There were over 75 third-party institutional investors in the privately-offered programs and approximately 120,000 investors in both Hines REIT and Hines Global I, combined. Please see “Appendix A—Prior Performance Tables—Table I” and “Appendix A—Prior Performance Tables—Table II” for more detailed information about Hines’ experience in raising and investing funds for Prior Programs during the three year period ended December 31, 2014 and the compensation paid to Hines and its affiliates as the sponsor and manager of these Prior Programs.
Investments
During the 10 years ended December 31, 2014, the Prior Programs invested approximately $18.6 billion in 234 properties. The following table provides additional information about these investments as of December 31, 2014, based on their cost:

Type of Property	Existing	Construction	Total
Office	67.2%	3.2%	70.4%
Mixed-use	5.3%	1.8%	7.1%
Retail	5.8%	3.1%	8.9%
Residential	0.1%	3.7%	3.8%
Industrial, Hospitality, Parking Garage and Land	4.4%	5.4%	9.8%
Total	82.8%	17.2%	100.0%
The table below gives further details about the properties acquired or developed by the Prior Programs during the 10 years ended December 31, 2014.

	Real Estate Investments
Location	Number	Percentage	Cost	Percentage
			(In thousands)
United States:
East Region	9	4%	$1,101,730	6%
Southwest Region	21	9%	$1,769,236	9%
Midwest Region	11	5%	$2,033,794	11%
West Region	33	14%	$4,456,830	24%
Southeast Region	28	12%	$1,829,655	10%
TOTAL UNITED STATES	102	44%	$11,191,245	60%
International:
Western Europe	37	16%	$3,131,782	17%
Canada	1	*	$215,500	1%
Emerging Market Economies	89	38%	$3,576,724	19%
Australia	5	2%	$513,174	3%
TOTAL INTERNATIONAL	132	56%	$7,437,180	40%
TOTAL	234	100%	$18,628,425	100%
* Amount represents less than 1%.
Investments in 41 properties were made by Prior Programs with objectives similar to ours during the three-year period ended December 31, 2014. The aggregate cost of these properties totaled approximately $4.1 billion. Generally, these investments were financed with a combination of mortgage financing (including construction loans for development projects) and investor equity, including debt financing secured by investors’ commitments to make equity investments.
Sales and Dispositions
The Prior Programs disposed of 134 investments during the 10 years ended December 31, 2014. The aggregate sales price of these investments was approximately $14.0 billion and the aggregate cost was approximately $10.0 billion.
Please see “Appendix A—Prior Performance Table III” for information about the operating results of Hines’ prior programs with investment objectives similar to ours, the offerings of which closed in the five years ended December 31, 2014. “Appendix A—Prior Performance Tables—Table V” provides more detailed information about individual property sales in the last three years by programs with investment objectives similar to ours.
Investment Objectives
Generally, we consider those Prior Programs that invest in real estate properties through acquisition, and not through development, to have investment objectives similar to ours. Approximately 52% of the aggregate funds raised from investors by all of the Prior Programs were invested in Prior Programs with investment objectives similar to ours. The aggregate cost of the underlying properties of the Prior Programs with similar investment objectives is about 66% of the total aggregate cost incurred by all of the Prior Programs during the period. Sales of properties by Prior Programs with similar investment objectives to ours represent approximately 37% of the aggregate sales price from all of the Prior Programs during the 10 years ended December 31, 2014.

Prior Program Summary
In recent years, most global markets have experienced a deterioration of economic conditions as well as a reduction of liquidity in the financial markets. These conditions have impacted the commercial real estate industry by way of reduced equity capital and debt financing as well as the weakening of real estate fundamentals such as tenant demand, occupancies, leasing velocity and rental rates, the result of which is generally reduced projected cash flow and lower values. Some of the Prior Programs described below are in their investment and/or operational phase and have been impacted by these adverse market conditions, which may cause them to alter their investment strategy or generate returns lower than expected or ultimately incur losses. In addition, we expect that the public program and certain of the private programs listed below as being in the “investment phase,” as well as additional private programs sponsored by Hines, will be engaged in offerings simultaneously with this offering. Until such time as each of the Prior Programs in their investment and/or operational phases completes their disposition phase, the ultimate performance of such programs is undeterminable given the significant uncertainty surrounding the global economic and real estate markets for the next several years.
Below is a description of all of the Prior Programs. As noted under “—Investment Objectives,” not all of the Prior Programs have investment objectives similar to ours. References to “Hines” in the following descriptions include Hines or affiliates of Hines.

Programs in Investment Phase

Hines Pan-European Core Fund
Hines Pan-European Core Fund (“HECF”) is an open ended fund that was formed in July 2006 to acquire and manage a geographically diversified portfolio of core real estate assets in the European Union, in EU concession countries as well as in Switzerland and Norway, with a focus on France, Germany, Italy, Spain and England. The primary objective of HECF is to generate sustainable current income from operating leases and long-term capital appreciation of asset values. HECF’s current equity capital commitments are €385 million (approximately US$468 million). HECF is managed by Hines, and Hines has discretion over investment decisions.

Hines Global REIT, Inc.
Hines Global I was formed in December 2008 for the purpose of engaging in the business of investing in and owning commercial real estate properties and other real estate investments. Hines Global I raised US$2.8 billion through two public offerings. Hines Global I is managed by Hines, and Hines has discretion over investment decisions, subject to the approval of the Hines Global I board of directors. In 2010, a significant amount of investment capital began pursuing high-quality, well-located assets and these conditions caused aggressive competition and higher pricing for assets which match Hines Global I’s investment strategy. Accordingly, Hines Global I experienced delays in investing its public offering proceeds which, combined with higher pricing, caused Hines Global I to reduce the amount of per share, per day distributions declared from $0.00191781 to $0.0017808 as of January 1, 2012. Hines Global I's board of directors determined an estimated per share NAV of $9.44, $8.90 and $8.78, respectively, as of December 31, 2014, 2013 and 2012, each of which was lower than the most recent primary offering price of $10.40 per share.

Hines Poland Sustainable Income Fund
Hines Poland Sustainable Income Fund ("HPSIF") was formed in June 2014 to acquire stabilized or under leased, well located class A office, logistics and mixed-use real estate in Poland; actively manage the assets over  a mid-long hold period to improve cash flow and physical property to maximize capital value.  The target equity is €200-250 million (minimum investment €10 million), not to exceed €300 million. The first closing of €107m (approximately US$130 million) occurred in June 2014. HPSIF is managed by Hines and Hines has discretion over investment decisions.

Programs in Operations/Dispositions Phase

Hines US Core Office Fund LP
The Core Fund is a partnership organized in August 2003 by Hines to invest in existing core office properties in the United States that Hines believes are desirable long-term core holdings. The Core Fund had capital commitments of US $2.3 billion, all of which have been funded. The Core Fund is managed by Hines, and Hines has discretion over investment decisions.

Hines Real Estate Investment Trust, Inc.
Hines REIT was formed in August 2003 as an investment vehicle which invested primarily in institutional-quality office properties located throughout the U.S. Hines REIT has disclosed in its offering materials that it has not set a finite date or time frame by which it anticipates it might be liquidated. Hines REIT has raised US$2.7 billion through several public offerings. It currently has an offering of shares through its dividend reinvestment plan and does not expect to commence any future offerings except for those related to its dividend reinvestment plan. Hines REIT is managed by Hines, and Hines has discretion over investment decisions, subject to the approval of the Hines REIT board of directors. Although it was re-opened with respect to ordinary redemption requests in April 2013, Hines REIT suspended its share redemption program, except with respect to redemptions in connection with the death or disability of a stockholder in December 2009. As of April 1, 2015, shares redeemed pursuant to the share redemption program were redeemed at $5.45 per share, with respect to ordinary redemption requests, and $6.50 per share with respect to requests in connection with the death or disability of a stockholder. In May 2011, November 2012, April 2013, November 2013 and December 2014, Hines REIT’s board of directors determined an estimated per share net asset value, or NAV, of $7.78, $7.61, $6.75, $6.40 and $6.50, respectively, each of which was lower than the most recent primary offering price of $10.08 per share. The reduction in the estimated NAV between November 2012 and April 2013 was due to Hines REIT’s payment to its stockholders of special distributions in excess of $0.80 per share (all of which represented a return of capital). In addition, Hines REIT decreased its distribution rate in July 2010 and further decreased the rate in April 2013.

Hines Russia & Poland Fund
Hines Russia & Poland Fund (“HRPF”) was formed in November 2010 to develop, acquire, and redevelop Class A office, industrial, retail, residential, and mixed-use projects in Russia and Poland. HRPF’s current equity capital commitments are €390 million (approximately US$473 million). HRPF is managed by Hines, and Hines has discretion over investment decisions.

Hines India Fund
Hines India Fund LP (“HIF”) was formed in October 2007 to develop office projects and high end residential properties in primary markets such as New Delhi's National Capital Region, Bangalore and Mumbai and to acquire fully entitled land with potential involvement in master-planned communities and township developments to meet the demand of multinational and Indian corporations and the growing middle class, respectively. HIF’s primary markets are New Delhi/National Capital Region, Bangalore and Mumbai; its secondary markets are Hyderabad, Chennai and Pune. HIF had total equity capital commitments of US$225 million. HIF is managed by Hines, and Hines has discretion over investment decisions.

HCM Holdings II, LP
HCM Holdings II, LP (“HCM II”) was formed in March 2007 to develop and acquire residential, retail, office and industrial projects that serve the growing Mexico middle class in geographically diverse locations/segments in Mexico. As a successor fund to HCM I, HCM II had total equity capital commitments of US$153.8 million. HCM II is managed by Hines, and Hines has discretion over investment decisions subject to an annual investment plan and program guidelines approved by the investment partner. Due to cost overruns and deteriorating economic conditions that led to lower than projected sales prices on its retail and residential projects, HCM II has incurred a loss. Further, due to deteriorating economic conditions, HCM II has suspended two residential projects, the vertical portion of a retail project, and an industrial park which have predevelopment costs that will not be recovered.

Hines International Real Estate Fund
Hines International Real Estate Fund (“HIREF”) was formed in July 2006 to acquire and develop office, retail, residential and industrial projects in emerging markets, with its main focus being China, Russia and Poland. HIREF had total equity capital commitments of US$344 million. HIREF is managed by Hines, and Hines has discretion over investment decisions.

HCC Interests LP
HCC Interests LP (“HCC”) was formed in May 2006 to develop and acquire office, retail, land development, industrial, mixed use and hospitality projects in China. HCC had equity capital commitments of US$250 million. The Fund’s commitment term expired on May 25, 2009. HCC is managed by Hines, and Hines has discretion over investment decisions.

Hines U.S. Office Value Added Fund II LP
Hines U.S. Office Value Added Fund II LP (“Hines VAF II”) was formed in October 2006 to acquire existing assets in major U.S. markets with the focus on large CBD office and multi-building suburban office campuses, seeking value add opportunities through leasing and redevelopment. As a successor fund to Hines VAF I, Hines VAF II had total equity capital commitments of US$828 million. Hines VAF II is managed by Hines, and Hines has discretion over investment decisions. Deteriorating economic conditions and rising cap rates have led to a decline in the values of the assets in this portfolio.

Hines U.S. Office Value Added Fund LP
Hines U.S. Office Value Added Fund LP (“VAF I” or “Hines Value Added Fund”) was formed in December 2003 to invest in existing office properties in the United States with value add potential through leasing or redevelopment activities. Hines Value Added Fund had total equity capital commitments of US$276.4 million. VAF I is managed by Hines, and Hines has discretion over investment decisions.

Hines European Value Added Fund
Hines European Value Added Fund (“HEVAF”) was formed in March 2005 in the legal form of a Luxembourg FCP to invest in a geographically diverse portfolio of buildings across Europe, with value add created through redevelopment, development, repositioning and leasing before sale of the properties. HEVAF’s equity capital commitment was €247 million (approximately US$300 million). HEVAF is managed by Hines, and Hines has discretion over investment decisions. Deteriorating economic conditions and rising cap rates led to a cyclical decline in the values of some of the assets in this portfolio, resulting in the extension of investment strategies for portfolio investments which should reach culmination sometime during 2013.

HCM Holdings LP
HCM Holdings LP (“HCM I”) was formed in January 2005 to develop, lease, own and sell residential, retail, office and industrial projects in geographically diverse locations/segments in Mexico. HCM I’s equity capital commitment was US$195 million. HCM is managed by Hines, and Hines has discretion over investment decisions. Due to cost overruns and deteriorating economic conditions that led to lower than projected sales prices on its retail and residential projects, HCM I has incurred a loss. Additionally, HCM I has incurred predevelopment costs that will not be recovered on a retail project that was suspended due to the economic environment.

Hines European Development Fund LP
Hines European Development Fund LP (“HEDF I”) was formed in October 2002 to develop and redevelop Class A office space in major metropolitan cities in Western Europe. HEDF I had total equity capital commitments of €387 million (approximately US$470 million). HEDF I is managed by Hines, and Hines has discretion over investment decisions. In December 2011, HEDF realized a loss of €19.3 million (approximately US$25.0 million) upon the sale of one of its projects.

Emerging Markets Real Estate Fund II LP
Emerging Markets Real Estate Fund II LP (“EMRE II”) was formed in February 1999 to develop, re-develop, lease, own and sell Class A office, residential and industrial projects in diverse emerging economies outside the United States and certain Western European markets. EMRE II had total equity capital commitments of US$436 million. EMRE II is managed by Hines, and Hines has discretion over investment decisions. Due to poor economic conditions in Argentina, one project was cancelled and the land was sold at a loss. Soft market conditions in Germany coupled with a longer lease-up period contributed to a loss on the project in Munich.

Hines European Development Fund II LP
Hines European Development Fund II LP (“HEDF II”) was formed in February 2007 to develop new Class A office buildings and redevelop well-located existing buildings in the targeted countries of France, Germany, Italy, Spain and the UK. As a successor fund to HEDF, HEDF II had total equity capital commitments of €647.1 million. HEDF II is managed by Hines, and Hines has discretion over investment decisions. In 2008, HEDF II entered into a promise of sale agreement to acquire three plots of land in Paris. This development was to be carried out as a joint venture with a large French developer. Due to the downturn in economic conditions in 2008 and 2009, this development became no longer financially viable. In 2009, an agreement was reached with the joint venture partner for the proposed project, whereby HEDF II was fully reimbursed the promise of sale deposit in return for selling all future rights to the land. A loss on disposal of €297,000 was realized.

Following the global financial crisis and the decline in world trade, the continued contraction in the Spanish economy has resulted in HEDF II recognizing significant impairments in 2008 and 2009 in connection with the projects located in Spain. In June 2010, one of the Spanish projects, Diagonal 123, was sold, resulting in the realization of a loss of US$26 million.

HCB Interests II, LP
HCB Interests II, LP (“HCB II”) was formed in February 2007 to develop and acquire institutional quality real estate targeting multi-national and major Brazilian corporate tenancies, residential development for low- to middle-income Brazilian households and continue the development and expansion of industrial distribution parks. As a successor fund to HCB I, HCB II had total equity capital commitments of US$1.0 billion. HCB II is managed by Hines, and Hines has discretion over investment decisions. Due to deteriorating economic conditions, HCB II has cancelled the development of an office project prior to the commencement of construction. The land acquired for this project was sold at a loss of approximately $16 million in March 2010.

Hines Multifamily Investment Partners
Hines Multifamily Investment Partners (“HMIP”) was formed in March 2012 to develop Class A multifamily projects in urban and suburban core markets in the US. HMIP has total equity capital committed of US$111 million. HMIP is managed by Hines, and Hines has discretion over investment decisions.

Hines Value Added Venture III
Hines Value Added Venture III (“VAV III”) was formed in August 2012 in partnership with a corporate pension fund to acquire existing assets in U.S. markets with the focus on CBD office and suburban office campuses, seeking opportunities to add value through leasing, management and redevelopment. VAV III has total equity capital commitments of US$211 million. VAV III is managed by Hines, and Hines has discretion over investment decisions.

Fully Monetized Programs

HCS Interests LP
HCS Interest LP (“HCS”) was formed in January 2006 to invest primarily in Sunbelt coastal areas of Spain to develop parcels of land, residential communities and master-planned communities. HCS’s equity capital commitment was €183 million (approximately US$262 million). HCS is managed by Hines, and Hines has discretion over investment decisions. Due to changes in regional legislation and adverse market conditions in the Spanish residential market, HCS suspended two projects and began exercising caution in the underwriting of new potential deals. As a result, only 3% of the capital that was originally committed by the investors was invested in HCS. In 2009, HCS decided to close the fund resulting in a loss of all the capital that was invested.

Hines 1997 U.S. Office Development Fund LP
Hines 1997 U.S. Office Development Fund LP (“USODF I”) was formed in January 1998 to develop, lease, own and sell Class A, multi-tenant office buildings in geographically diverse suburban core locations within the United States. USODF I had total equity capital committed of US$320 million. USODF I was managed by Hines, and Hines had discretion over investment decisions.

Hines 1999 U.S. Office Development Fund LP
Hines 1999 U.S. Office Development Fund LP (“USODF II”) was formed in June 1999 to develop, lease, own and sell Class A, multi-tenant office buildings in geographically diverse suburban core locations within the United States that would be attractive to quality tenants and institutional investors. USODF II had total equity capital committed of US$107 million. USODF II was managed by Hines, and Hines had discretion over investment decisions.

Emerging Markets Real Estate Fund I LP
Emerging Markets Real Estate Fund I LP (“EMRE I”) was formed in September 1996 to develop, redevelop, lease, own and sell Class A office, residential and industrial projects in diverse emerging economies outside the United States. EMRE I had total equity capital commitments of US$410 million, $362 million of which was funded as of December 31, 2009. EMRE I was managed by Hines, and Hines has discretion over investment decisions. The fund’s Mexico City office property was exposed to constrained market demand and over supply, which caused rental rates to decline and resulted in a loss at the time of disposition. The project was sold through a portfolio sale with two industrial projects to optimize value. The fund’s last remaining asset was sold in November 2009.

HCB Interests, LP
HCB Interests, LP (“HCB I”) was formed in August 2005 to develop and acquire primarily Brazilian office, industrial, retail and residential projects with US$192 million equity capital. HCB I was managed by Hines, and Hines had discretion over investment decisions. The fund’s last remaining asset was sold in May 2011.

C. Update to Appendix B-2

Appendix B-2 is hereby updated and replaced with the form of multi-offering subscription agreement which is attached to this Supplement.

Appendix B-2

NOT FOR USE IN AL, AR, KY, MD, MA, NC, NE, NJ, OR, SC, TN

Hines Global REIT II | HMS Income Fund

MULTI-OFFERING SUBSCRIPTION AGREEMENT

1 YOUR INITIAL INVESTMENT

This subscription is in the amount(s) and for the shares of Hines Global REIT II, Inc. ("Hines Global REIT II") and/or HMS Income Fund, Inc. ("HMS Income Fund" and, collectively with Hines Global REIT II, the "Hines Funds") as indicated below. **Investors should not sign this Multi-Offering Subscription Agreement unless they have received the current final prospectuses, as amended and supplemented to date (each individually a "Prospectus" and, collectively, the "Prospectuses") for the offerings of BOTH Hines Funds.**

For Hines Global REIT II investors, make all checks* payable to: Hines Global REIT II, Inc.

Hines Global REIT II Investment Amount (The minimum investment is $2,500) $	☐ Initial Purchase ☐ Subsequent Purchase

For HMS Income Fund investors, make all checks* payable to: HMS Income Fund, Inc.

HMS Income Fund Investment Amount (The minimum investment is $2,500) $	☐ Initial Purchase ☐ Subsequent Purchase

** Cash, cashier's checks/official bank checks, temporary checks, foreign checks, money orders, third party checks, or travelers checks are not accepted.*

☐ **A. Rights of Accumulation** *(Not available across funds)*
Please link the tax identification numbers or account numbers listed below for rights of accumulation privileges, so that this and future purchases will receive any discount for which they are eligible.

Tax ID/SSN(s) or Account Number(s)

☐ **B. Net Commission Purchases** Please check this box if you are eligible for a Net Commission Purchase. See Prospectus for details to determine if you qualify. ***(Designate purchase type below)***

☐ FEE BASED ☐ BROKER ☐ REGISTERED INVESTMENT ADVISOR

2 OWNERSHIP TYPE

Select only one account type. *When investing in both Hines Global REIT II and HMS Income Fund, the account type selected will apply to both funds. If you wish to select different account types for each fund, two separate subscription agreements will be required.*

Non-Custodial Account Type

Brokerage Account Number ______________________

☐ Individual or Joint Tenant with Rights of Survivorship
☐ TRANSFER ON DEATH *Optional designation. Not available for Louisiana residents investing in either Hines Fund. Not available to Puerto Rico residents investing in HMS Income Fund. See Section 3D.*
☐ Tenants in Common
☐ Community Property
☐ Uniform Gift/Transfer to Minors *State of* ______________
☐ Pension Plan *Include Certification of Investment Powers Form*
☐ Trust *Include Certification of Investment Powers Form*
☐ Corporation / Partnership / Other
Corporate Resolution or Partnership Agreement Required

Third Party Custodial Account Type

Custodian Account Number ______________________

☐ IRA
☐ Roth IRA
☐ SEP IRA
☐ Simple IRA
☐ Other ______________________

Custodian Information *(To be completed by Custodian)*

Custodian Name ______________________

Custodian Tax ID # ______________________

Custodian Phone # ______________________

3 INVESTOR INFORMATION

A. Investor Name *(Investor/Trustee/Executor/Authorized Signatory Information)*
(Residential street address MUST be provided. See Section 4 if mailing address is different than residential street address.)

First Name	(MI)	Last Name	Gender

Social Security Number	Date of Birth (MM/DD/YYYY)	Daytime Phone Number

Residential Street Address	City	State	Zip Code

If Non-U.S. Citizen, Specify Country of Citizenship and Select One below ***(required)***
☐ Resident Alien ☐ Non-Resident Alien *(Attach a completed Form W8-BEN)*

______________________ Country of Citizenship

1

HS-HSSUB 5/15

B - 2 - 1

3 INVESTOR INFORMATION *(continued)*

B. Co-Investor Name *(Co-Investor/Co-Trustee/Co-Authorized Signatory Information, if applicable)*

First Name	(MI)	Last Name	Gender

Social Security Number	Date of Birth (MM/DD/YYYY)	Daytime Phone Number

Residential Street Address	City	State	Zip Code

If Non-U.S. Citizen, Specify Country of Citizenship and Select One below ***(required)***

☐ Resident Alien ☐ Non-Resident Alien *(Attach a completed Form W8-BEN)*

______________________ Country of Citizenship

C. Entity Name - Retirement Plan/Trust/Corporation/Partnership/Other

(Trustee(s) and/or authorized signatory(s) information MUST be provided in Sections 3A and 3B)

Entity Name	Tax ID Number	Date of Trust

Entity Type *(Select one. **Required**)*

☐ Retirement Plan ☐ Trust ☐ S-Corp ☐ C-Corp ☐ LLC ☐ Partnership

☐ Other ____________________

Exemptions

(See Form W-9 instructions at www.irs.gov)

Exempt payee code *(if any)* ____________

Exemption from FATCA reporting code *(if any)* ____________

D. Transfer on Death Beneficiary Information *(Individual or Joint Account with Rights of Survivorship only) Not available for Louisiana residents in either Hines Fund. Not available to Puerto Rico residents investing in HMS Income Fund. Beneficiary Date of Birth required. Whole percentages only; must equal 100%. If an investment is made in Hines Global REIT II and HMS Income Fund, the Transfer on Death Beneficiary designation will be applied to both Hines Funds, subject to the state restrictions noted above.*

First Name	(MI)	Last Name	SSN:	Date of Birth (MM/DD/YYYY)	☐ Primary ☐ Secondary_____%
First Name	(MI)	Last Name	SSN:	Date of Birth (MM/DD/YYYY)	☐ Primary ☐ Secondary_____%
First Name	(MI)	Last Name	SSN:	Date of Birth (MM/DD/YYYY)	☐ Primary ☐ Secondary_____%
First Name	(MI)	Last Name	SSN:	Date of Birth (MM/DD/YYYY)	☐ Primary ☐ Secondary_____%

4 MAILING ADDRESS *(If different than residential street address provided in Section 3A)*

Address	City	State	Zip Code

5 BROKER-DEALER/FINANCIAL ADVISOR INFORMATION *(Required Information. All fields must be completed)*

The financial advisor must sign below to complete the order. The financial advisor hereby warrants that he/she is duly licensed and may lawfully offer and sell securities, including shares offered by this Multi-Offering Subscription Agreement, in the state designated as the investor's legal residence.

Broker-Dealer	Financial Advisor Name

Advisor Mailing Address

City	State	Zip Code

Financial Advisor Number	Branch Number	Telephone Number

E-mail Address	Fax Number

2

HS-HSSUB 5/15

B - 2 - 2

5 BROKER-DEALER/FINANCIAL ADVISOR INFORMATION *(continued)*

Please note that unless previously agreed to in writing by Hines Global REIT II and/or HMS Income Fund, as applicable, all sales of securities by the Hines Funds must be made through a broker-dealer, including when an RIA has introduced the sale. In all cases, this Section 5 must be completed.

The undersigned confirm(s), which confirmation is made on behalf of the broker-dealer with respect to sales of securities made through a broker-dealer, that with respect to the investment in shares of one or both of the Hines Funds being made by the investor pursuant to this Multi-Offering Subscription Agreement, they (i) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) have discussed such investor's prospective purchase of such shares with such investor; (iii) have advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of such shares in the Hines Funds; (iv) have delivered or made available to the investor by lawful means the Prospectuses of Hines Global REIT II and HMS Income Fund; (v) have reasonable grounds to believe that the investor is purchasing such shares for his or her own account; and (vi) have reasonable grounds to believe that the purchase of such shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the applicable Prospectus and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto.

The undersigned financial advisor further represents and certifies that, in connection with this subscription for shares, he or she has complied with and has followed all applicable policies and procedures under his or her firm's existing Anti-Money Laundering Program and Customer Identification Program.

X ______________________ ________

Financial Advisor Signature (Required) *Date*

X ______________________ ________

Branch Manager Signature (If required by Broker-Dealer) *Date*

6 SELECT HOW YOU WANT TO RECEIVE YOUR DISTRIBUTIONS *(Select only one)*

Complete this section to either enroll in the Distribution Reinvestment Plan or to elect to receive cash distributions for Hines Global REIT II and/or HMS Income Fund. **For custodial held accounts, if you elect cash distributions, the funds must be sent to the custodian**

A. HINES GLOBAL REIT II, INC.

- ☐ **Distribution Reinvestment Plan** *(See Hines Global REIT II Prospectus for details)*
- ☐ **Cash/Check Mailed to the address set forth above** *(Non-Custodial Investors only)*
- ☐ **Cash/Check Mailed to Third Party/Custodian** *(Complete Third Party/Custodian information in Section 6C below)*
- ☐ **Cash/Direct Deposit** *(Non-Custodial Investors only)* **REQUIRED—ATTACH A PRE-PRINTED VOIDED CHECK**

Financial Institution Name	ABA Routing Number	Bank Account Number

I authorize Hines Global REIT II or its agent to deposit my distribution into my checking or savings account. This authority will remain in force until I notify Hines Global REIT II in writing to cancel it. In the event that Hines Global REIT II deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

B. HMS INCOME FUND, INC.

- ☐ **Distribution Reinvestment Plan** *(See HMS Income Fund Prospectus for details)*
- ☐ **Cash/Check Mailed to the address set forth above** *(Non-Custodial Investors only)*
- ☐ **Cash/Check Mailed to Third Party/Custodian** *(Complete Third Party/Custodian information in Section 6C below)*
- ☐ **Cash/Direct Deposit** *(Non-Custodial Investors only)* **REQUIRED—ATTACH A PRE-PRINTED VOIDED CHECK**

Financial Institution Name	ABA Routing Number	Bank Account Number

I authorize HMS Income Fund, or its agent to deposit my distribution into my checking or savings account. This authority will remain in force until I notify HMS Income Fund, in writing to cancel it. In the event that HMS Income Fund deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

C. Information to Mail Cash/Check to Third Party/Custodian ☐ Hines Global REIT II ☐ HMS Income Fund

Financial Institution Name	Mailing Address	City	State

Your Bank's ABA Routing Number	Your Bank Account Number

3

HS-HSSUB 5/15

B - 2 - 3

7 SUBSCRIBER SIGNATURES

Hines Global REIT II and HMS Income Fund, as applicable, are required by law to obtain, verify and record certain personal information from you or persons on your behalf in order to establish your stockholder record with their transfer agent. Required information includes name, date of birth, permanent residential address and social security/taxpayer identification number. The Hines Funds may also ask to see other identifying documents. If you do not provide the information, Hines Global REIT II and/or HMS Income Fund may not be able to accept your subscription. By signing this Multi-Offering Subscription Agreement, you agree to provide this information and confirm that this information is true and correct. If the Hines Funds are unable to verify your identity, or that of another person(s) authorized to act on your behalf, or if the Hines Funds believe they have identified potentially criminal activity, the Hines Funds reserve the right to take action as they deem appropriate which may include closing your account. Please separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make the representations on your behalf. In order to induce Hines Global REIT II and/or HMS Income Fund, as applicable, to accept this subscription, I hereby represent and warrant as follows:

PLEASE NOTE: ALL ITEMS MUST BE READ AND APPLICABLE ITEMS INITIALED

A. FOR INVESTORS IN ALL FUNDS *(Must be completed by both Hines Global REIT II and HMS Income Fund Investors)*

(a) A copy of the Prospectus of Hines Global REIT II and a copy of the Prospectus of HMS Income Fund were delivered to me at least five business days before the date of this agreement. *(required)*

Initials *Initials*

(b) I acknowledge that there is no public market for the Shares and, thus, my investment in Shares is not liquid. *(required)*

Initials *Initials*

(c) I am purchasing the Shares for my own account. *(required)*

Initials *Initials*

B. FOR INVESTORS IN HINES GLOBAL REIT II

(a) I/We have (i) a minimum net worth (not including home, home furnishings and personal automobiles) of at least $250,000, or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000. *(required)*

Initials *Initials*

(b) In addition to the general suitability requirements described above in 7(B)(a), I/we meet the higher suitability requirements, if any, imposed by my state of primary residence as set forth in the Prospectus under "SUITABILITY STANDARDS." *(required)*

Initials *Initials*

(c) If I am a **Kansas** resident, I understand that it is recommended by the Office of the Kansas Securities Commissioner that Kansas investors limit their total investment in this offering and in the securities of similar programs to not more than 10% of such investor's liquid net worth. For this purpose, "liquid net worth" is that portion of net worth (total assets minus total liabilities) which consists of cash, cash equivalents and readily marketable securities as determined in conformity with Generally Accepted Accounting Principles.

Initials *Initials*

(d) If I am an **Ohio** resident, I understand that it shall be unsuitable of my aggregate investment in shares of Hines Global REIT II, affiliates of Hines Global REIT II, and in other non-traded real estate investment programs to exceed ten percent (10%) of my liquid net worth. "Liquid net worth" shall be defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.

Initials *Initials*

C. FOR INVESTORS IN HMS INCOME FUND

(a) I/We have (i) a minimum net worth (not including home, home furnishings and personal automobiles) of at least $250,000, or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000, or that I meet the higher suitability requirements imposed by my state of primary residence as set forth in the Prospectus under "SUITABILITY STANDARDS." *(required)*

Initials *Initials*

(b) If I am a **Kansas** resident, I acknowledge that it is recommended by the Office of the Kansas Securities Commissioner that my aggregate investment in HMS Income Fund, Inc. Shares and similar investments should not exceed 10% of my "liquid net worth" which is that portion of the net worth (assets minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

Initials *Initials*

I declare that the information supplied above is true and correct and may be relied upon by the Hines Funds. I acknowledge that the broker-dealer/financial advisor ("Broker-Dealer/Financial Advisor of record") indicated in Section 5 of this Multi-Offering Subscription Agreement and its designated clearing agent, if any, will have full access to my account information, including the number of shares I own, tax information (including the Form 1099) and redemption information. Investors may change the Broker-Dealer/Financial Advisor of record at any time by contacting Hines Investor Relations at the number indicated below.

TAXPAYER IDENTIFICATION/SOCIAL SECURITY NUMBER CONFIRMATION (required): The investor signing below, under penalties of perjury, certifies: (i) that the number shown on this Multi-Offering Subscription Agreement is my correct taxpayer identification number (or I am waiting for a number to be issued to me); (ii) that I am not subject to backup withholding because (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service ("IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; (iii) I am a U.S. person (including a resident alien); and (iv) the FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct.

NOTE: You must cross out (ii) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

X *Signature of Investor* *Date*

X *Signature of Co-Investor or Custodian (if applicable)* *Date*

(MUST BE SIGNED BY CUSTODIAN OR TRUSTEE IF PLAN IS ADMINISTERED BY A THIRD PARTY)

4

HS-HSSUB 5/15

B - 2 - 4

8 MISCELLANEOUS

Each of Hines Global REIT II and HMS Income Fund requests that each investor that elects to have his or her distributions reinvested in its Distribution Reinvestment Plan notify it and the Broker-Dealer Financial Advisor of record in writing at any time there is a material change in his or her financial condition, including failure to meet the minimum income and net worth standards as imposed by the state in which he or she resides.

NO SALE OF SHARES MAY BE COMPLETED UNTIL AT LEAST FIVE BUSINESS DAYS AFTER YOU RECEIVE THE FINAL PROSPECTUSES OF BOTH HINES GLOBAL REIT II AND HMS INCOME FUND. You will receive a written confirmation of your purchase.

All items on the Subscription Agreement must be completed in order for your subscription to be processed. Subscribers are encouraged to read the Prospectuses in their entirety for a complete explanation of an investment in the shares of Hines Global REIT II and HMS Income Fund.

Before You Mail

Have You Completed all required information?
The Social Security Number, Date of Birth and Residential Street Address must be provided for ALL signers.
A Dividend Option must be selected.

Are you using a Third Party Custodian?
Paperwork must be submitted through the Custodian. Contact your Custodian for mailing instructions and any additional paperwork that might be required.

Are you opening a Trust or Entity type account?
Enclose additional required documentation as indicated in Section 2.

Are you requesting ACH Direct Deposit?
A pre-printed voided check is required.

For assistance completing this form, contact Hines Investor Relations at 888.220.6121

Mail to: Hines Investor Relations ■ P.O. Box 219010 ■ Kansas City, MO 64121-9010

Overnight Mail: Hines Investor Relations ■ 430 W. 7th St. ■ Kansas City, MO 64105

5

HS-HSSUB 5/15

B - 2 - 5

CERTAIN STATES HAVE IMPOSED SPECIAL FINANCIAL SUITABILITY STANDARDS FOR SUBSCRIBERS WHO PURCHASE SHARES OF HINES GLOBAL REIT II OR HMS INCOME FUND.

Several states have established suitability requirements that are more stringent than the general standards for all investors described below. Shares will be sold to investors in these states only if they meet the special suitability standards set forth below. In each case, these special suitability standards exclude from the calculation of net worth the value of the investor's home, home furnishings and automobiles.

GENERAL STANDARDS FOR ALL INVESTORS

Investors must have either (a) a net worth of at least $250,000 or (b) an annual gross income of $70,000 and a minimum net worth of $70,000.

STATE-SPECIFIC STANDARDS FOR INVESTORS IN HINES GLOBAL REIT II

Kentucky, Missouri and Oregon — In addition to the general suitability standards, an investor must have a liquid net worth of at least 10 times such investor's investment in Hines Global REIT II's shares.

California, Michigan, North Dakota and Pennsylvania — In addition to the general suitability standards, an investor must have a net worth of at least 10 times such investor's investment in Hines Global REIT II's shares.

Alabama — In addition to the general suitability standards, an Alabama investor must have a liquid net worth of at least 10 times such Alabama resident's investment in Hines Global REIT II and its affiliated programs.

Iowa — An Iowa investor must have either (i) a minimum net worth of $100,000 (excluding the value of an investor's home, furnishings and automobiles) and an annual income of $85,000, or (ii) a minimum net worth of $350,000 (excluding the value of an investor's home, furnishings and automobiles). In addition, an Iowa investor's total investment in Hines Global REIT II, its affiliates and any other public, non-listed REIT may not exceed 10% of such investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of an investor's net worth (total assets exclusive of home, furnishings and automobiles) that is comprised of cash, cash equivalents and readily marketable securities.

Kansas — In addition to the general suitability standards, it is recommended that each investor limit such investor's total investment in Hines Global REIT II and in the securities of similar programs to not more than 10% of such investor's liquid net worth. For this purpose, "liquid net worth" is that portion of net worth (total assets minus total liabilities) which consists of cash, cash equivalents and readily marketable securities, as determined in conformity with Generally Accepted Accounting Principles.

Massachusetts — In addition to the general suitability standards, an investor's investment in Hines Global REIT II and in other illiquid direct participation programs may not exceed 10% of such investor's liquid net worth.

Maine — In addition to the general suitability standards, the Maine Office of Securities recommends that an investor's aggregate investment in the Hines Global REIT II offering and other direct participation investments not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

Nebraska — In addition to the general suitability standards, a Nebraska investor must limit his or her investment in Hines Global REIT II and in securities of other similar programs to 10% of such investor's net worth.

New Jersey — A New Jersey Investor must have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. For these purposes, "liquid net worth" is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, an investor's investment in Hines Global REIT II, its affiliates, and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of his or her liquid net worth.

New Mexico — In addition to the general suitability standards, an investor's investment in Hines Global REIT II, its affiliates and in any other public, non-listed real estate programs may not exceed ten percent (10%) of his, her or its liquid net worth. "Liquid net worth" is defined as that portion of net worth (total assets exclusive of home, furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.

Ohio — In addition, it shall be unsuitable for an Ohio investor's aggregate investment in Hines Global REIT II's shares, in shares of its affiliates, and in shares of other non-traded real estate investment programs to exceed ten percent (10%) of his, her, or its liquid net worth. "Liquid net worth" shall be defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.

Tennessee — In addition to the general suitability standards, an investor's investment in Hines Global REIT II and other public real estate programs sponsored by its affiliates may not exceed 10% of such investor's net worth (exclusive of home, home furnishings and automobiles).

STATE-SPECIFIC STANDARDS FOR INVESTORS IN HMS INCOME FUND

Alabama — In addition to the general suitability standards above, an Alabama investor must have a liquid net worth of at least 10 times such Alabama resident's investment in HMS Income Fund, Inc. and its affiliates.

Arizona — The term of this offering shall be effective for a period of one year with the ability to renew for additional periods of one year.

California, Michigan and New Mexico — In addition to the suitability standards above, an investor will limit his or her investment in HMS Income Fund, Inc. common stock to a maximum of 10% of his or her net worth.

Idaho — Investors who reside in the state of Idaho must have either (i) a liquid net worth of $85,000 and annual gross income of $85,000 or (ii) a liquid net worth of $300,000. Additionally, an Idaho investor's total investment shall not exceed 10% of his or her liquid net worth. The calculation of liquid net worth shall include only cash plus cash equivalents. Cash equivalents include assets which may be convertible to cash within one year.

6

HS-HSSUB 5/15

B - 2 - 6

Iowa — Investors who reside in the state of Iowa must have either (i) a liquid net worth of $100,000 and annual gross income of $100,000 or (ii) a liquid net worth of $350,000. Additionally, an Iowa investor's total investment in HMS Income Fund, Inc. shall not exceed 10% of his or her liquid net worth. For this purpose, liquid net worth is determined exclusive of home, home furnishings and automobiles.

Kansas — The Office of the Kansas Securities Commissioner recommends that you should limit your aggregate investment in HMS Income Fund, Inc. shares and other similar investments to not more than 10% of your liquid net worth. Liquid net worth is that portion of your total net worth (assets minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

Kentucky — Investors who reside in the state of Kentucky must have either (i) a liquid net worth of $85,000 and annual gross income of $85,000 or (ii) a liquid net worth of $300,000. Additionally, a Kentucky investor's total investment in HMS Income Fund, Inc. shall not exceed 10% of his or her liquid net worth.

Maine — The Maine Office of Securities recommends that an investor's aggregate investment in this offering and other similar offerings not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

Massachusetts — Investors who reside in the state of Massachusetts must have either (i) a minimum of $100,000 annual gross income and a liquid net worth of $100,000; or (ii) a liquid net worth of $250,000 irrespective of gross annual income. Additionally, a Massachusetts investor's total investment in HMS Income Fund, Inc. and other similar investments shall not exceed 10% of his or her liquid net worth. For this purpose, liquid net worth is determined exclusive of home, home furnishings and automobiles.

Nebraska — Nebraska investors must meet the following suitability standards: (i) either (a) an annual gross income of at least $100,000 and a net worth of at least $350,000, or (b) a net worth of at least $500,000 and (ii) investor will not invest more than 10% of his or her net worth in this offering. For such investors, net worth should not include the value of one's home, home furnishings, or automobiles.

New Jersey — Investors who reside in the state of New Jersey must have either (i) a minimum annual gross income of $100,000 and a minimum liquid net worth of $100,000 or (ii) a minimum liquid net worth of $300,000. Additionally, a New Jersey investor's total investment in this offering and other similar offerings shall not exceed 10% of such investor's liquid net worth. For this purpose, liquid net worth is determined exclusive of home, home furnishings and automobiles.

North Carolina — Investors who reside in the state of North Carolina must have either (i) a minimum liquid net worth of $85,000 and minimum annual gross income of $85,000 or (ii) a minimum liquid net worth of $300,000.

North Dakota — HMS Income Fund, Inc. shares will only be sold to residents of North Dakota representing that their investment will not exceed 10% of his or her net worth and that they meet one of the established suitability standards.

Ohio — It shall be unsuitable for an Ohio investor's aggregate investment in shares of the issuer, affiliates of the issuer, and in other non-traded business development companies to exceed 10% of his or her liquid net worth. Liquid net worth is that portion of an investor's net worth (total assets exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

Oklahoma — Purchases by Oklahoma investors should not exceed 10% of their net worth (not including home, home furnishings and automobiles)

Oregon — In addition to the suitability standards above, the state of Oregon requires that each Oregon investor will limit his or her investment in HMS Income Fund, Inc. common stock to a maximum of 10% of his or her net worth (not including home, home furnishings or automobiles).

Tennessee — We must sell a minimum of $15,000,000 worth of shares before accepting subscriptions from residents of Tennessee. In addition, investors who reside in the state of Tennessee must have either (i) a minimum annual gross income of $100,000 and a minimum net worth of $100,000 or (ii) a minimum net worth of $500,000 exclusive of home, home furnishings and automobile. Additionally, Tennessee residents' investment must not exceed 10% of their liquid net worth.

Texas — Investors who reside in the state of Texas must have either (i) a minimum of $100,000 annual gross income and a liquid net worth of $100,000 or (ii) a liquid net worth of $250,000 irrespective of gross annual income. Additionally, a Texas investor's total investment in HMS Income Fund, Inc. shall not exceed 10% of his or her liquid net worth. For this purpose, liquid net worth is determined exclusive of home, home furnishings and automobiles.

Vermont — Investors who reside in the state of Vermont must have either (i) a minimum of $100,000 annual gross income and a liquid net worth of $100,000 or (ii) a liquid net worth of $250,000 irrespective of gross annual income. Additionally, a Vermont investor's total investment in HMS Income Fund, Inc. shall not exceed 10% of his or her liquid net worth. For this purpose, liquid net worth is determined exclusive of home, home furnishings and automobiles.

EACH OF HMS INCOME FUND AND HINES GLOBAL REIT II INTENDS TO ASSERT THE FOREGOING REPRESENTATIONS AS A DEFENSE IN ANY SUBSEQUENT LITIGATION WHERE SUCH ASSERTION WOULD BE RELEVANT. EACH OF HMS INCOME FUND AND HINES GLOBAL REIT II HAS THE RIGHT TO ACCEPT OR REJECT THIS SUBSCRIPTION IN WHOLE OR IN PART, SO LONG AS SUCH PARTIAL ACCEPTANCE OR REJECTION DOES NOT RESULT IN AN INVESTMENT OF LESS THAN THE MINIMUM AMOUNT SPECIFIED IN THE APPLICABLE PROSPECTUS. AS USED ABOVE, THE SINGULAR INCLUDES THE PLURAL IN ALL RESPECTS IF SHARES ARE BEING ACQUIRED BY MORE THAN ONE PERSON. THIS MULTI-OFFERING SUBSCRIPTION AGREEMENT AND ALL RIGHTS HEREUNDER SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS.

By executing this Multi-Offering Subscription Agreement, the subscriber is not waiving any rights under federal or state law.

7

HS-HSSUB 5/15

B - 2 - 7